May 30, 1997



Lukens Medical Corporation
3820 Academy Parkway North, N.E.
Albuquerque, New Mexico  87109

Dear Sirs:

          At your request we have examined the Registration Statement on Form S-3 to be filed by Lukens Medical Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission ("SEC") on or about June 2, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of up to 250,000 shares of your Common Stock, par value $.01 per share (the "Shares"). The Shares are to be sold by certain stockholders named in the Registration Statement as follows: 200,000 of the shares which are issued and outstanding are to be sold by Treesa Spencer, and 50,000 of the Shares are issuable upon the exercise of a warrant, dated as of March 5, 1996, issued by the Company to Peter F. Lordi, Jr. (the "Warrant") and are to be sold by Mr. Lordi.

          We have examined originals, telecopies or copies, certified or otherwise identified to our satisfaction, of such records of the Company and all such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for this opinion.

          In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and others, but we have not independently established or verified such factual matters.

          We are attorneys admitted to practice in the State of New York and the opinion set forth below is limited to the laws of the United States of America, the laws of the State of New York and the Delaware General Corporation Law.

          Based  upon  the   foregoing,   and  having   regard  for  such  legal
considerations as we deem relevant, we are of the opinion that:

               (a) the 200,000 Shares to be sold by Treesa Spencer have been duly authorized and validly issued and are fully paid and nonassessable; and



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               (b) the 50,000 Shares to be sold by Peter F. Lordi, Jr. have been duly authorized and, when issued and delivered to and paid for by Mr. Lordi pursuant to the Warrant, will be validly issued, fully paid and nonassessable.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto which have been approved by us.

          This opinion is being delivered to you in connection with the transactions described above, and except as provided in the preceding paragraph, may not be used, circulated, quoted, filed with a governmental agency or otherwise referred to or relied upon in any manner by any other person or for any other purpose without our prior written approval in each instance.

                                             Very truly yours,


                                             /S/Golenbock, Eiseman, Assor & Bell